Exhibit 10.2

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

April 26, 2019

Jose Hernandez

2101 Auburn Lane

Wilmington, NC 28405

Dear Jose:

The purpose of this letter agreement (this “Agreement”) is to memorialize our understanding regarding your transition to the position of Chair, International Operations of Argo Group International Holdings, Ltd. (the “Company”) and your termination of employment, and to amend certain terms of your Executive Employment Agreement with the Company, dated October 1, 2016 (the “Employment Agreement”).

1.

Effective as of January 1, 2019, you transitioned to the position of Chair, International Operations of the Company, reporting to the Company’s Chief Executive Officer. In such position, you are responsible for leading strategic initiatives across the Company and performing such other duties and services that the Company assigns or delegates to you from time to time.

2.

Effective as of May 1, 2019, you will receive a revised Base Salary (as defined in the Employment Agreement) of $335,000 over the remainder of the calendar year, payable during the applicable pay periods in your jurisdiction. As an employee, you will remain eligible for the standard health and welfare benefits available to employees in your location and situation.

3.

You will not be eligible to receive a profit sharing award or a long-term incentive award in respect of calendar year 2019. Your outstanding long-term incentive awards will continue to be governed by the terms and conditions of the incentive plan and award agreements pursuant to which they were granted.

4.	You will be eligible to receive a special bonus subject to the successful completion of certain targets as outlined below, in an amount to be determined by the Company:

a.	Final handover of all matters pertaining to the International division;

b.	Successful management of the relocation of the Head of Bermuda Property to the US, including management of all the regulatory aspects;

c.	Working with the Chairman of the AMA board to secure a new non-executive director; and

d.	Successful communication of international profit share payouts.

5.

Your employment with the Company will terminate on December 31, 2019 (the “Separation Date”), provided that either you or the Company may terminate your employment at any time prior to the Separation Date for any reason. If you resign from the Company prior to the Separation Date, you agree to provide the Company with 90 days’ prior written notice of such resignation. In the event of your resignation or termination by the Company for cause, you will receive accrued benefits through your termination date. You will not be entitled to receive any other payments or benefits from the Company (unless required by law). If, prior to the Separation Date, the Company terminates your employment without Cause, you will be entitled to the aforementioned base salary, benefits and any vestings that may occur through the Separation Date.

All provisions of the Employment Agreement not specifically amended by this Agreement will remain in full force and effect and will be unaffected by this Agreement. In the event of any conflict or inconsistency between the terms and conditions of this Agreement and the terms and conditions of the Employment Agreement, the terms and conditions of this Agreement will control.

This Agreement is entered into under, and will be governed for all purposes, by the laws of the State of New York, without regard to its conflicts of law principles. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which taken together will constitute one and the same instrument.

Please acknowledge your understanding of and agreement to the foregoing by signing this Agreement in the space provided below.

Sincerely,

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

By:	/s/ David Harris
Name:	David Harris
Title:	Head of Performance Management

ACKNOWLEDGED AND AGREED:

/s/ Jose Hernandez
Jose Hernandez

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